UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) March 26, 2008
QUIPP, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	0-14870	59-2306191

(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

4800 NW 157th Street, Miami, Florida		33014

(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code (305) 623-8700
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Merger Agreement
     On March 26, 2008, Quipp, Inc. (the “Company”), Illinois Tool Works Inc. (“ITW”) and Headliner Acquisition Corporation, a wholly-owned subsidiary of ITW (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into the Company, the Company will become a wholly-owned subsidiary of ITW (the “Merger”), and all outstanding shares of common stock of the Company (other than shares held by the Company’s holders who have properly exercised their dissenters’ rights) will be converted into the right to receive an amount per share in cash of $4.30 to $5.65. The definitive price per share will be determined based on adjustments relating to the amount of the Company’s cash and cash equivalents and specified indebtedness prior to consummation of the transaction. The Company will not proceed with the transaction if the adjusted price would be less than $4.30 per share. All outstanding stock options will be cancelled under separate agreements. Quipp’s Board of Directors unanimously approved the Merger Agreement.
     The Company has agreed not to solicit or initiate discussions with third parties regarding other proposals to acquire the Company and to certain restrictions on its ability to respond to such proposals.
     The Company agreed to call and hold a special shareholder meeting as soon as reasonably practicable for the purpose of voting on the approval of the Merger Agreement. Consummation of the Merger is subject to customary conditions, including, among other things, (i) approval of the Merger Agreement by the holders of a majority of the outstanding shares of the Company’s common stock, (ii) the absence of certain laws or orders prohibiting the consummation of the Merger and (iii) receipt of all applicable regulatory approvals or governmental consents.
     The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached as Exhibit 99.1 to this report and is incorporated in this report by reference. The Merger Agreement has been attached to provide investors with information regarding its items. It is not intended to provide any other factual information about the Company, Merger Sub or ITW. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential disclosure schedules provided by the Company to ITW and Merger Sub in connection with the signing of the Merger Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between the Company and ITW and Merger Sub, rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about the Company, ITW or Merger Sub.
Support Agreement
     In connection with, and subsequent to, the execution of the Merger Agreement, ITW and Merger Sub entered into a Support Agreement (“the “Support Agreement”) with directors and another shareholder of the Company, who beneficially own approximately 12% of the Company’s outstanding common stock. Pursuant to the Support Agreement, such directors and shareholder of the Company agreed to vote their shares of the Company’s common stock in favor of the Merger.

     The foregoing description of the Support Agreement is qualified in its entirety by reference to the full text of the Support Agreement, which is attached as Exhibit 99.2 to this report and is incorporated in this report by reference.
Item 8.01 Other Events.
     The Company issued a press release on March 27, 2008 announcing the execution of the Merger Agreement. A copy of the press release is included as Exhibit 99.3 to this report and is incorporated in this report by reference.
     In connection with the merger, the Company intends to file proxy materials and other relevant documents with the Securities and Exchange Commission (the “SEC”). Shareholders are urged to read the proxy statement (and any other relevant documents filed) with the SEC when they become available, because they will contain important information about the merger.  The Company will mail the definitive proxy statement to the Company’s shareholders.  In addition, shareholders may obtain free copies of the final proxy statement, as well as the Company’s other filings, without charge, at the SEC’s Web site (www.sec.gov) when they become available. Copies of the filings may also be obtained without charge from the Company by directing a request to: 4800 NW 157th Street, Miami, Florida 33014, Attention:  Eric Bello, Chief Financial Officer (telephone: 305-623-8700).
     The Company’s directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from shareholders in respect of the proposed transaction.  Information regarding the Company’s directors and executive officers is available in the Company’s 2006 Annual Report on Form 10-K, filed with the SEC on April 17, 2007 and the Company’s proxy statement for its 2007 annual meeting of shareholders, filed with the SEC on October 31, 2007. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

99.1	Agreement and Plan of Merger , dated as of March 26, 2008, among Quipp, Inc., Illinois Tool Works, Inc. and Headliner Acquisition Corporation*

99.2	Support Agreement, dated as of March 26, 2008, among Illinois Tool Works, Inc., Headliner Acquisition Corporation and the parties signatories thereto

99.3	Press release, dated March 27, 2008, of Quipp, Inc. regarding execution of the Agreement and Plan of Merger.

*	Schedules and similar attachments have been omitted. The Company undertakes to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the U.S. Securities and Exchange Commission.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUIPP, INC. (Registrant)
By:	/s/ Michael S. Kady
Michael S. Kady
President and Chief Executive Officer

Dated: March 27, 2008